Exhibit 9(a)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

May 22, 2024

BlackRock ETF Trust

100 Bellevue Parkway

Wilmington, DE 19809

Ladies and Gentlemen:

We have acted as counsel for BlackRock ETF Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), in connection with the filing of its Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 333-228832 and 811-23402) (the “Registration Statement”). Included in the Registration Statement is one series of the Trust, BlackRock International Dividend ETF, and its shares of beneficial interest (the “Shares”).

As counsel to the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents, including the Amended and Restated Agreement and Declaration of Trust of the Trust and the By-Laws of the Trust, as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth in this letter. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites on the internet, and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR, we have assumed that the document filed on EDGAR is identical to the document we examined, except for EDGAR formatting changes. As to facts and certain other matters and the consequences thereof relevant to the opinion expressed herein and the other statements made herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials, officers and other representatives of the Trust, accountants for the Trust, and others.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares, upon issuance and sale in accordance with the terms, conditions, requirements and procedures set forth in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Trust.

The foregoing opinion is limited to matters arising under the Delaware Statutory Trust Act. We express no opinion as to any other laws or the laws, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Trust’s Registration Statement on Form N-1A and to the use of our name in the prospectuses and statement of additional information constituting parts thereof.

Very truly yours,

/s/ Sidley Austin LLP